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                                                                     Exhibit 3.1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   DYAX CORP.

         The undersigned, for the purpose of amending and restating the Amended and Restated Certificate of Incorporation of Dyax Corp. (the "Corporation") under the laws of the State of Delaware, hereby certifies as follows:

         A. The Corporation was incorporated under the name Biotage, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 26, 1989.

         B. The amendments to and the restatement of the Amended and Restated Certificate of Incorporation of the Corporation herein certified have been approved by the Board of Directors of the Corporation and duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not consented in writing thereto, as provided in
Section 228 of the General Corporation Law of the State of Delaware.

         C. The Amended and Restated Certificate of Incorporation of the Corporation, as previously amended and restated, is hereby restated and further amended to read as follows:

FIRST:  The name of the Corporation is DYAX CORP.

SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of Newcastle, State of Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted are:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The authorized capitalization of the Corporation is as follows:

                            PART 1: AUTHORIZED SHARES

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-four million nine hundred forty five thousand four hundred nineteen (34,945,419) shares, of which twenty million (20,000,000) shares, par value $0.01 per share, are to be of a class designated "Common Stock", and fourteen million nine hundred forty five thousand four hundred nineteen (14,945,419) shares, par value $0.01 per share, are to be of a class designated "Class A Preferred Stock".


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                                PART 2: ISSUANCE

         Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                              PART 3: COMMON STOCK

         Subject to the provisions of any applicable law or of the by-laws of the Corporation, as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Certificate of Incorporation or by the resolution or resolutions providing for the issue of any series of the Class A Preferred Stock, the holders of outstanding shares of Common Stock shall have voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation, which voting rights shall not be cumulative.

         Subject to the rights of any one or more series of the Class A Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors out of any funds of the Corporation legally available for the payment of such dividends.

         In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Class A Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

         The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all shares of capital stock of the Corporation then outstanding and entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242 of the General Corporation Law of the State of Delaware that would otherwise require a vote of the holders of Common Stock as a separate class.

                             PART 4: PREFERRED STOCK

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution for the issuance of the shares of Class A Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in


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each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series of Class A Preferred Stock shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series.

 PART 5: CLASS A SERIES 1, CLASS A SERIES 2, CLASS A SERIES 3, CLASS A SERIES 4
                      AND CLASS A SERIES 5 PREFERRED STOCK

                  1. DESIGNATION OF CLASS A SERIES 1 PREFERRED STOCK, CLASS A SERIES 2 PREFERRED STOCK, CLASS A SERIES 3 PREFERRED STOCK, CLASS A SERIES 4 AND CLASS A SERIES 5 PREFERRED STOCK. One million nine hundred forty-four thousand five hundred (1,944,500) shares of Class A Preferred Stock are hereby designated as "Class A Series 1 Preferred Stock", seven hundred four thousand (704,000) shares of Class A Preferred Stock are hereby designated as "Class A Series 2 Preferred Stock", two million (2,000,000) shares of Class A Preferred Stock are hereby designated as "Class A Series 3 Preferred Stock", four million seven hundred ninety-two thousand three hundred thirty-two (4,792,332) shares of Class A Preferred Stock are hereby designated "Class A Series 4 Preferred Stock", and five million five hundred four thousand five hundred eighty seven (5,504,587) shares of Class A Preferred Stock are hereby designated


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"Class A Series 5 Preferred Stock". As used herein, the term "Class A Preferred
Stock", used without reference to Class A Series 1 Preferred Stock, Class A Series 2 Preferred Stock, Class A Series 3 Preferred Stock, Class A Series 4 Preferred Stock, or Class A Series 5 Preferred Stock means the Class A Series 1 Preferred Stock, the Class A Series 2 Preferred Stock, the Class A Series 3 Preferred Stock, the Class A Series 4 Preferred Stock, the Class A Series 5 Preferred Stock and any other series of Class A Preferred Stock that may be established from time to time by the Board of Directors in accordance with this Article Fourth, share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires.

         2. DIVIDENDS. When and as dividends are duly declared by the Board of Directors of the Corporation, the holders of the Class A Preferred Stock shall be entitled to receive, out of any funds legally available for that purpose, dividends (other than dividends payable in shares of Common Stock) at the same rate as dividends declared with respect to shares of Common Stock. In connection with the determination of such dividends, each share of the Class A Preferred Stock shall be deemed to represent that number of shares of Common Stock into which it is convertible. Dividends declared on each series of the Class A Preferred Stock shall be paid PARI PASSU with dividends declared on any other series of Class A Preferred Stock and with any dividends declared on the Common Stock.

         3.       LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any stock ranking on liquidation, dissolution or winding up junior to the Class A Preferred Stock (including holders of Common Stock) by reason of their ownership of such shares, an amount equal to $2.186 per share for the Class A Series 1 Preferred Stock, $6.037 per share for the Class A Series 2 Preferred Stock, $2.00 per share for the Class A Series 3 Preferred Stock, $3.13 per share for the Class A Series 4 Preferred Stock, and $5.45 per share for the Class A Series 5 Preferred Stock (subject in each case to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus all declared but unpaid dividends. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Class A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share PARI PASSU in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts of the Class A Preferred Stock which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         (b) After the payment of all preferential amounts required to be paid to the holders of the Class A Preferred Stock upon the dissolution, liquidation or winding up of the Corporation pursuant to the provisions of Section 3(a), the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be allocated among the holders


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of shares of Common Stock, PRO RATA based upon the number of shares of Common
Stock then held by each.

         (c) The merger or consolidation of the Corporation into or with another corporation or other entity with the result that the stockholders of the Corporation receive distributions of cash, securities or other property in complete exchange for their shares of capital stock of the Corporation, or the sale of all or substantially all the assets of the Corporation, or a reorganization or reclassification of capital of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3, UNLESS (i) the holders of at least 50.1% of the then outstanding shares of Class A Preferred Stock, and with respect to the shares of Class A Series 5 Preferred Stock, the holders of 50.1% of the then outstanding shares of Class A Series 5 Preferred Stock, elect to have such events not deemed to be a liquidation, dissolution or winding up of the Corporation by giving written notice thereof to the Corporation at least 15 days before the effective date of such event or (ii) upon consummation of such event, the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation. If the notice specified in clause (i) above is given, the provisions of Subsection 5(g) below shall apply. The amount distributed to the holders of Class A Preferred Stock upon any such merger, consolidation or sale shall, unless otherwise prohibited by law, be equal to that amount per share that would be received by the holders of Class A Preferred Stock if all the consideration paid in exchange for the assets or shares of capital stock, as the case may be, of the Corporation were actually paid to the Corporation and the Corporation were immediately thereafter liquidated and its assets distributed pursuant to Sections 3(a) and (b) hereof. Such amount (the "Special Liquidation Price") shall be the sum of any cash distributed plus the value (as determined in good faith by the Board of Directors except that any securities included therein, to the extent that there is a public trading market therefor, shall be valued at the closing bid price of such securities in the public market) of any property, rights or securities distributed, and shall be paid by the Corporation to the holders of shares of Class A Preferred Stock in complete redemption of such shares or, if less than all of such shares may then be legally redeemed, PRO RATA in partial redemption of such shares based upon the liquidation amounts of the shares of Class A Preferred Stock then held by each holder. Payment of the Special Liquidation Price will be made upon actual delivery to the Corporation or its successor of the certificates representing shares of Class A Preferred Stock. On and after the date of the merger, consolidation or sale, all rights of the holders of shares of Class A Preferred Stock to be redeemed shall terminate except the right to receive the Special Liquidation Price, and such shares shall no longer be deemed to be outstanding, PROVIDED, HOWEVER, that if the Corporation defaults in the payment of the Special Liquidation Price or is otherwise unable to legally redeem all of such shares (which inability shall be deemed to be a default) with respect to any share of Class A Preferred Stock, the rights of the holders thereof shall continue until the Corporation cures such default.

         4.       VOTING.

         (a) Except as otherwise expressly provided in this Section 4 or in
Section 7 hereof, or as required by law, each holder of outstanding shares of the Class A Preferred Stock shall be


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entitled to the number of votes equal to the number of whole shares of Common
Stock into which the shares of the Class A Preferred Stock held by such holder are convertible, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. All voting for election of Directors shall be non-cumulative. Except as otherwise expressly provided herein or as required by law, holders of the Class A Preferred Stock shall vote together with the holders of Common Stock as a single class.

         (b) There shall be not more than ten directors of the Corporation without the approval, by vote or written consent, of the holders of at least 50.1% of the then outstanding shares of Class A Preferred Stock.

         (c) So long as shares of Class A Series 3 Preferred Stock are issued and outstanding, one director of the Corporation (the "Series 3 Director") shall be elected by the holders of Class A Series 3 Preferred Stock, voting as a separate class. So long as shares of Class A Series 4 Preferred Stock are issued and outstanding, one director of the Corporation (the "Series 4 Director") shall be elected by the holders of Class A Series 4 Preferred Stock, voting as a separate class. So long as shares of Class A Series 5 Preferred Stock are issued and outstanding, one director of the Corporation (the "Series 5 Director") shall be elected by the holders of Class A Series 5 Preferred Stock, voting as a separate class. The remaining members of the Board of Directors shall be elected by the affirmative vote of the holders of a majority of the outstanding shares of all series of Class A Preferred Stock and Common Stock, voting together as a class. All directors shall be elected at the annual meeting of stockholders and shall serve until their respective successors are elected and qualified or until their respective earlier resignation or removal. Any director who shall have been elected by the holders of a class or series of stock may be removed during his term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of the class or series of stock who elected such director, given in writing or at a special meeting of such stockholders duly called for that purpose. Any vacancy in the office of the Series 3 Director, Series 4 Director, or Series 5 Director, as the case may be, may be filled only by the holders of a majority of the outstanding shares of Class A Series 3 Preferred Stock, Class A Series 4 Preferred Stock, or Class A Series 5 Preferred Stock, respectively. After the close of business on the Conversion Date on which the last issued and outstanding shares of Class A Series 3 Preferred Stock, Class A Series 4 Preferred Stock or Class A Series 5 Preferred Stock, as the case may be, are converted pursuant to Section 5 or
Section 6, the respective director who had been elected by the Class A Series 3 Preferred Stock, Class A Series 4 Preferred Stock, or Class A Series 5 Preferred Stock, as the case may be, shall be elected, and subject to removal, by the then holders of Common Stock and Class A Preferred Stock, voting together as a single class.

         5. OPTIONAL CONVERSION. The holders of the Class A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) RIGHT TO CONVERT. Each issued and outstanding share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) with respect to the Class A Series 1 Preferred Stock, by dividing $2.00 by the Series 1 Conversion Price (as defined below) in effect at the time of conversion, (ii) with respect to the Class A Series


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2 Preferred Stock, by dividing $2.00 by the Series 2 Conversion Price (as defined below) in effect at the time of conversion, (iii) with respect to the Class A Series 3 Preferred Stock, by dividing $2.00 by the Series 3 Conversion Price (as defined below) in effect at the time of conversion, (iv) with respect to the Class A Series 4 Preferred Stock, by dividing $3.13 by the Series 4 Conversion Price (as defined below) in effect at the time of conversion, and (v) with respect to Class A Series 5 Preferred Stock, by dividing $5.45 by the Series 5 Conversion Price (as defined below) in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of Class A Preferred Stock without the payment of additional consideration by the holder thereof (in each case, the "Conversion Price") shall be (after giving effect to the 0.652-for-1 reverse stock split effected by an amendment to the Certificate of Incorporation filed on or before March 23, 1998)
(i) $3.067485 per share (the "Series 1 Conversion Price") for Class A Series 1 Preferred Stock, (ii) $3.067485 per share (the "Series 2 Conversion Price") for the Class A Series 2 Preferred Stock, (iii) $3.067485 per share (the "Series 3 Conversion Price") for the Class A Series 3 Preferred Stock, (iv) $4.800613 per share (the "Series 4 Conversion Price") for the Class A Series 4 Preferred Stock, (v) $5.45 per share (the "Series 5 Conversion Price") for the Class A Series 5 Preferred Stock, and in each case shall be subject to adjustment as provided below. Notwithstanding anything herein to the contrary, the shares of Class A Series 5 Preferred Stock may only be converted hereunder after August 31, 1999.

         In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of the Class A Preferred Stock.

         (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the market price of one share of the Corporation's Common Stock on the Conversion Date, as such term is defined in subsection 5(c)(i) below.

         (c)      MECHANICS OF CONVERSION.

                  (i) In order for a holder of the Class A Preferred Stock to convert shares of the Class A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of the Class A Preferred Stock, at the office of the transfer agent for the Class A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares, class and series (if any) of the Class A Preferred Stock to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the


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"Conversion Date"), and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of the Class A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                  (ii) The Corporation shall at all times when the Class A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared and unpaid dividends on the Class A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion of the Class A Preferred Stock.

                  (iv) All shares of the Class A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the close of business on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of all declared and unpaid dividends thereon. Any shares of the Class A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce accordingly the authorized shares of Class A Preferred Stock and the respective series of such shares.

         (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES WITH RESPECT TO THE CLASS A PREFERRED STOCK:

                  (i) SPECIAL DEFINITIONS. For purposes of this Subsection 5(d), the following definitions shall apply:

                             (A) "OPTION" shall mean any outstanding rights,
options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights, warrants and options granted to employees, consultants or scientific advisory board members of the Corporation or any subsidiary thereof pursuant to an option plan or agreement adopted by the Board of Directors with respect to up to 2,364,200 shares of Common Stock (subject to appropriate adjustment for any further stock dividend, stock split, combination or other similar recapitalization affecting such shares), or such higher number as may be designated from time to time by the Board of Directors and approved by the holders of a majority of the outstanding shares of Class A Series 3 Preferred Stock and Class A Series 5 Preferred Stock, voting together as a single Class.


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                             (B) "ORIGINAL ISSUE DATE" shall mean, as to a
series of Class A Preferred Stock, the date on which the first share of such series was first issued.

                             (C) "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares (other than Class A Series 1 Preferred Stock, Class A Series 2 Preferred Stock, Class A Series 3 Preferred Stock, Class A Series 4 Preferred Stock and Class A Series 5 Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                             (D) "ADDITIONAL SHARES OF COMMON STOCK" when used
with respect to a series of Class A Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date of such series, other than shares of Common Stock issued or issuable:

                  (I)      upon conversion of shares of Class A Preferred Stock;

                  (II)     as a dividend or distribution on Class A Preferred
                           Stock;

                  (III) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

                  (IV) upon the exercise of options excluded from the definition of "Option" in Subsection 5(d)(i)(A);

                  (V) in connection with the licensing or acquisition by the Corporation of technology or intellectual property;

                  (VI) upon the exercise of options or warrants with respect to up to 200,000 shares of Common Stock in the aggregate issued or issuable in exchange for options or warrants to purchase shares of the common stock, no par value per share, of Protein Engineering Corporation issued on or before the Original Issue Date of the Class A Series 3 Preferred Stock; or

                  (VII) the conversion of certain demand promissory notes of the Corporation issued on or before the Original Issue Date of the Class A Series 3 Preferred Stock which shares shall not exceed 95,000 shares in the aggregate.

                  (E) "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon conversion of the Class A Preferred Stock or other Convertible Securities then outstanding, plus the number of shares of Common Stock issuable at any time upon the exercise of all then outstanding options, warrants or other rights to purchase Common Stock (whether or not excluded from the definition of the term "Option", in Subsection 5(d)(i)(A)).


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

                  (ii) NO ADJUSTMENT OF CONVERSION PRICES. No adjustment in the number of shares of Common Stock into which the Class A Series 1 Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof or otherwise, if prior to such adjustment the Corporation receives written notice from the holders of at least 50.1% of the outstanding shares of Class A Series 1 Preferred Stock agreeing that no such adjustment shall be made. No adjustment in the number of shares of Common Stock into which the Class A Series 2 Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof or otherwise, if prior to such adjustment the Corporation receives written notice from the holders of at least 50.1% of the outstanding shares of Class A Series 2 Preferred Stock agreeing that no such adjustment shall be made. No adjustment in the number of shares of Common Stock into which the Class A Series 3 Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price or otherwise, if prior to such adjustment, the Corporation receives written notice from the holders of at least 50.1% of the outstanding shares of Class A Series 3 Preferred Stock agreeing that no such adjustment shall be made. No adjustment in the number of shares of Common Stock into which the Class A Series 4 Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price or otherwise, if prior to such adjustment the Corporation receives written notice from the holders of at least 50.1% of the outstanding shares of Class A Series 4 Preferred Stock agreeing that no such adjustment shall be made. No adjustment in the number of shares of Common Stock into which the Class A Series 5 Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof or otherwise, if prior to such adjustment the Corporation receives written notice from the holders of at least 50.1% of the outstanding shares of Class A Series 5 Preferred Stock agreeing that no such adjustment shall be made. Notwithstanding the foregoing, no adjustment in the number of shares of Common Stock into which the Class A Series 1 Preferred Stock, Class A Series 2 Preferred Stock and the Class A Series 3 Preferred Stock are convertible shall be made, by adjustment in the applicable Conversion Price thereof or otherwise, if (i) such adjustment would be the same for all such series of Class A Preferred Stock and (ii) prior to such adjustment, the Corporation receives written notice from the holders of at least 50.1% of the aggregate number of outstanding shares of all such series of Class A Preferred Stock agreeing that no such adjustment shall be made. The Corporation shall provide written notice of any such agreement with respect to the Class A Preferred Stock or any series of the Class A Preferred Stock, as the case may be, to all registered holders of such class or series. In addition, no adjustment shall be made in the applicable Conversion Price as the result of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                  (iii) ISSUE OF OPTIONS AND CONVERTIBLE SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of

Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                             (A) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                             (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                             (C) no recomputation pursuant to clause (B) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such recomputation date; and

                             (D) upon the expiration or termination of any
unexercised Option, the Conversion Price shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purpose of such readjustment.

                  (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii)), without consideration or for a consideration per share (determined pursuant to Subsection 5(d)(v) hereof) less than the applicable Conversion Price for any series of Class A Preferred Stock in effect on the date of and immediately prior to such issue, then forthwith upon such issue any such Conversion Price will be reduced to a Conversion Price determined in accordance with the following formula:

         New Conversion Price =      P1Q1 + P2Q2
                                     -----------
                                       Ql +  Q2

         where:

         Pl =     Conversion Price in effect immediately prior to such issue;

         Ql = Number of shares of Common Stock Deemed Outstanding (as defined in Subsection 5(d)(i)(E)) immediately prior to such issue;

         P2 = Average price per share received by the Corporation upon such issue; and

         Q2 = Number of shares of Common Stock issued, or deemed to have been issued, in the subject transaction;

PROVIDED that in computing each Conversion Price the result shall be rounded to the nearest hundredth of a cent.

                  (v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                             (A) CASH AND PROPERTY: Such consideration shall:

                                     (I) insofar as it consists of cash, be
computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends, after deducting any expenses of the Corporation in issuing Additional Shares;

                                     (II) insofar as it consists of property
other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                     (III) insofar as it consists of securities,
be computed at the current market price, which shall be deemed to be the average of the daily closing price for the 20 consecutive business days ending on the fifth (5th) business day before the day of issuance in question; and

                                     (IV) in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) through
(III) above, as determined in good faith by the Board of Directors.

                             (B) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                     (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                     (y) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (e) ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, and in the event that the Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the number of shares of Common Stock into which each issued and outstanding share of each series of Class A Preferred Stock shall be convertible immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

         (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of shares of Common Stock into which each issued and outstanding share of any series of Class A Preferred Stock shall be convertible pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of each series of Class A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of shares of Common Stock into which each issued and outstanding share of such series of Class A Preferred Stock shall be convertible, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of any class or series of Class A Preferred Stock of which such holder is the record owner.

         (g) MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of each series of Class A Preferred Stock then outstanding shall thereafter be entitled to receive upon conversion of such series of Class A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled on such merger, consolidation, or sale. Notwithstanding the above, in the case of a merger, consolidation, or sale of substantially all of the assets of the Corporation prior to August 31, 1999 pursuant to which the holders of the Corporation's capital stock immediately before such transaction hold less than 50% of the capital stock of the successor corporation resulting from such transaction, then at the option of the holders of no less than 50.1% of the Class A Series 5 Preferred Stock, all holders of Class A Series 5 Preferred Stock shall be entitled to receive the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which each holder would have been entitled to receive as if all of such Class A Series 5 Preferred Stock had been converted into Common Stockimmediately prior to such merger, consolidation or sale.

         (h)      NOTICE OF RECORD DATE.  In the event:

                  (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                  (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                  (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                  (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Class A Preferred Stock, and shall cause to be mailed to the holders of the Class A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                             (A) the record date of such dividend, distribution,
subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                             (B) the date on which such reclassification,
consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up, or

                             (C) the events constituting a diluting issue or
issuance of Additional Shares, the consideration per share, the New Conversion Price and the calculation thereof, and any additional information which would be relevant to holders of Class A Series 5 Preferred Stock in making an informed election under Section 5(d)(ii).

         (i)      MISCELLANEOUS CONVERSION PROVISIONS.

                  (i) If a state of facts shall occur that, without being specifically controlled by the provisions of this Section 5, would not fairly protect the conversion rights of the holders of the Class A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

                  (ii) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the insurance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Class A Preferred Stock holder in respect of which such shares of Class A Preferred Stock are being issued.

                  (iii) In the event that a holder of Class A Preferred Stock transfers such Class A Preferred Stock (the "Transferred Stock") to any third party, no adjustment to the Conversion Price of such Transferred Stock shall be made as a result of such transfer and the Conversation Price in effect with respect to such Transferred Stock at the time of such transfer shall apply to such third party with respect to such shares of Transferred Stock.

                  (iv) All certificates representing shares of Class A Preferred Stock shall have affixed thereto a legend in substantially the following form:
"The shares represented by this certificate are convertible into shares of Common Stock at a rate which may vary among different stockholders of the Corporation. Information concerning the conversion rate applicable to the shares represented by this certificate may be obtained from the Secretary of the Corporation."

                  (v) Upon conversion of only a portion of the number of shares covered by a Class A Preferred Stock Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Class A Preferred Stock Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Class A Stock representing the unconverted portion of the Class A Preferred Stock Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

                  (vi) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

         6.       AUTOMATIC CONVERSION.

         (a) All outstanding shares of the Class A Preferred Stock shall be deemed automatically converted into the number of shares of Common Stock into which each issued and outstanding share of Class A Preferred Stock shall be convertible pursuant to Section 5 of this Part 4 upon the closing of a fully underwritten, firm commitment public offering pursuant to an effective registration statement on Form S-1 or the then equivalent form covering the offer and sale by the Corporation of its Common Stock under the Securities Act of 1933, as amended ("Securities Act"), where the aggregate net proceeds to the Corporation (after deduction of underwriting discounts and commissions) are not less than $20,000,000 and the per share sales price of such securities equals or exceeds (i) $10.00 per share if the closing of such offering occurs prior to August 31, 1999; or (ii) $15.00 per share if the closing occurs thereafter (each such amount to be equitably adjusted upon the occurrence of any stock split, stock dividend, combination, reclassification or other similar event) (an "Automatic Conversion Event"). On or after the date of occurrence of an Automatic Conversion Event, the Corporation shall promptly provide notice by mail, postage prepaid, of the occurrence of such event to each holder of record of shares of the Class A Preferred Stock and within 10 days after receipt of such notice, each holder of record of shares of the Class A Preferred Stock shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of the Class A Preferred Stock are converted and cash as provided in subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of the Class A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of the Class A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of the Class A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. Notwithstanding anything herein to the contrary, the shares of Class A Series 5 Preferred Stock may only be converted hereunder after August 31, 1999.

         (b) All certificates evidencing shares of the Class A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of the Class A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Class A Preferred Stock accordingly.

         7.       RESTRICTIONS AND LIMITATIONS.

         (a) CERTAIN REQUIRED APPROVALS BY CLASS A PREFERRED STOCK. Except as expressly provided herein or as required by law, so long as any shares of the Class A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time a majority of the outstanding shares of such corporation or trust entitled to vote in the election of directors) to, without the approval by vote or written consent by the holders of at least 50.1% of the then outstanding shares of the Class A Preferred Stock, each share of Class A Preferred Stock to be entitled to one vote in each instance:

                  (i) Redeem, purchase or otherwise acquire for value any share or shares of Class A Preferred Stock;

                  (ii) Authorize or issue, or obligate itself to authorize or issue, any other equity security (or any debt security convertible into an equity security) ranking on parity with or senior to the Class A Preferred Stock as to dividends or liquidation preferences;

                  (iii) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Class A Preferred Stock; or

                  (iv) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets or capital stock of the Corporation or any subsidiary thereof, or any consolidation or merger involving the Corporation or any subsidiary thereof, or any reclassification or other change of stock, or any recapitalization or any dissolution, liquidation or winding up of the Corporation.

         (b) CERTAIN AMENDMENTS OF CERTIFICATE OF INCORPORATION REQUIRING APPROVAL BY CLASS A PREFERRED STOCK. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least 50.1% of the then outstanding shares of Class A Preferred Stock, each share of Class A Preferred Stock to be entitled to one vote in each instance, if such amendment would adversely affect any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Class A Preferred Stock. Without limiting the generality of the next preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval by the holders of at least 50.1% of the then outstanding shares of Class A Preferred Stock if such amendment would:

                  (i) Change the dividend rights of the holders of Class A Preferred Stock, or change the relative seniority of the dividend rights of the holders of Class A Preferred Stock in relation to the holders of any other capital stock of the Corporation;

                  (ii) Reduce the amount payable to the holders of Class A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Class A Preferred Stock in relation to the rights upon liquidation of the holders of any other capital stock of the Corporation;

                  (iii) Change or modify the conversion rights of the holders of Class A Preferred Stock provided for in Sections 5 and 6 of this Part 5;

                  (iv) Change or modify the rights, preferences, privileges or limitations, if any, provided for herein relating to redemption of Class A Preferred Stock; or

                  (v) Change any of the rights, preferences, privileges or limitations provided for herein relating to the voting rights of the holders of Class A Preferred Stock, other than the election of Class A directors by less than all series of Class A Preferred Stock.

         Notwithstanding the foregoing, the Corporation will not amend its Certificate of Incorporation to change any of the rights, preferences, privileges or limitations provided for herein relating to the election of the Series 3 Director, Series 4 Director or Series 5 Director without the approval of the holders of at least 50.1% of the then outstanding shares of the Class A Series 3 Preferred Stock, Class A Series 4 Preferred Stock or Class A Series 5 Preferred Stock entitled to elect such director, voting separately as a class. Furthermore, the Corporation shall not amend its Certificate of Incorporation if such amendment would in any manner alter, change or modify, the designations, powers, preferences, rights, privileges, qualifications, limitations or restrictions of the Class A Series 5 Preferred Stock without the approval of the holders of at least 50.1% of the then outstanding shares of the Class A Series 5 Preferred Stock.

         8.       TRANSFER OF SHARES.

                  Nothing in this Restated Certificate of Incorporation shall be deemed to prevent a transfer of Common Stock or Class A Preferred Stock to: (i) a person or entity controlling, controlled by or under common control with the holder of Class A Preferred Stock, (ii) a partner, limited partner, member or shareholder of holder of Class A Preferred Stock, or (iii) any other holder of Common Stock or Class A Preferred Stock, to the extent that such transfer would not be in violation of federal or state securities laws.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH: The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the by-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to make, alter or repeal the by-laws of the Corporation.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as that section may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power under that section to indemnify against any expenses, liabilities or other matters referred to in or covered by that section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize a further limitation or elimination of the liability of directors or officers, then the liability of a director or officer of the Corporation shall, in addition to the limitation on personal liability provided herein, be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in accordance with the provisions and in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         Signed and attested this 31st day of August, 1998.


                               /s/ Henry E. Blair
                                   --------------------------------
                                   Henry E. Blair
                                   President

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   DYAX CORP.
                     Pursuant to Section 242 of the General
                    CORPORATION LAW OF THE STATE OF DELAWARE

         DYAX CORP. (hereinafter called the "Corporation"), a corporation existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware Law"), does hereby certify that (a) pursuant to an Action by Unanimous Written Consent of Directors dated October 2, 1998, the Board of Directors duly adopted resolutions pursuant to Section 242 of the Delaware Law proposing certain amendments to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendments to be advisable; and (b) that in lieu of a meeting and vote of the Stockholders, the Stockholders of the Corporation have given their written consent to said amendments in accordance with the provisions of Section 228 of the Delaware Law and a notice of such action has been sent to stockholders who did not execute the Written Consent.

         Pursuant to the foregoing resolutions:
         1. The first sentence of Part 1 of Article FOURTH of the Corporation's Restated Certificate of Incorporation, as amended, be and hereby is deleted and the following sentence is inserted in lieu thereof: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-five million three hundred twelve thousand three hundred ninety-one (35,312,391) shares, of which twenty million (20,000,000) shares, par value $0.01 per share, are to be of a class designated "Common Stock", and fifteen million three hundred twelve thousand three hundred ninety-one (15,312,391) shares, par value $0.01 per share, are to be of a class designated "Class A Preferred Stock"."

         2. The first sentence of Section 1 of Part 5 of Article FOURTH of the Corporation's Restated Certificate of Incorporation, as amended, be and hereby is deleted and the following sentence is inserted in lieu thereof:

"One million nine hundred forty-four thousand five hundred (1,944,500) shares of Class A Preferred Stock are hereby designated as "Class A Series 1 Preferred Stock", seven hundred four thousand (704,000) shares of Class A Preferred Stock are hereby designated as "Class A Series 2 Preferred Stock ", two million (2,000,000) shares of Class A Preferred Stock are hereby designated as "Class A Series 3 Preferred Stock", four million seven hundred ninety-two thousand three hundred thirty-two (4,792,332) shares of Class A Preferred Stock are hereby designated "Class A Series 4 Preferred Stock", and five million eight hundred seventy-one thousand five hundred fifty-nine (5,871,559) shares of Class A Preferred Stock are hereby designated "Class A Series 5 Preferred Stock"."

         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its President this 31st day of October, 1998.

                                  DYAX CORP.


                                  By: /s/ Henry E. Blair
                                      --------------------------------
                                      Henry E. Blair
                                      President and Chief Executive Officer